EXHIBIT 11(a)

       STRUCTURAL DYNAMICS RESEARCH CORPORATION AND SUBSIDIARIES
            Calculation of Primary Earnings Per Common Share

                  (in thousands, except share data)


                                       Three Months Ended March 31,
                                          1992            1991

Income after income
  taxes and before cumulative
  effect of accounting change             $    2,585      $   1,513
Cumulative effect of accounting
  change                                         700             --
Net income                                $    3,285      $   1,513


Average Number of Shares of
  Common Stock Outstanding                    27,468         25,785


Average Number of Common Stock
  Equivalents:
   Effect of stock options
     outstanding after
     application of the
     treasury stock method                     3,692          2,468
                                              31,160         28,253


Primary Earnings Per Common Share:
  Before cumulative effect of
    accounting change                     $      .09      $     .05
  Cumulative effect of accounting
    change                                       .02             --
  Earnings per share                      $      .11      $     .05